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                                                                    EXHIBIT 23.2

The Board of Directors
El Paso Electric Company:

We consent to the use of our audit report dated March 18, 1996 on the balance sheets of El Paso Electric Company (a debtor-in-possession as of January 8,
1992) as of December 31, 1995 and 1994, and the related statements of operations, accumulated deficit, and cash flows for each of the years in the three-year period ended December 31, 1995 incorporated herein by reference and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the registration statement.



                                        KPMG Peat Marwick LLP

El Paso, Texas
December 16, 1996